EXHIBIT 2.1


                   IN THE UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - x

In re                               :
                                          Chapter 11
LEVITZ FURNITURE                    :
INCORPORATED, et al.,                     Case No. 97-1842 (MFW)
                                    :
            Debtors.                      Jointly Administered
                                    :
- - - - - - - - - - - - - - - - - - x


                  THIRD AMENDED JOINT REORGANIZATION PLAN
                    OF LEVITZ FURNITURE INCORPORATED AND
          ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036
                         (212) 735-3000
                         Sally McDonald Henry

                               -and-

                         One Rodney Square
                         Wilmington, Delaware  19899-0636
                         (302) 651-3000
                         Gregg M. Galardi (I.D. No. 2991)
                         Eric M. Davis (I.D. No. 3621)

                         Attorneys for Levitz Furniture Incorporated, et al., Debtors and Debtors-in-Possession


Dated: October 30, 2000



                             TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
INTRODUCTION.................................................................1

                                 ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME................1
A.    SCOPE OF DEFINITIONS...................................................1
B.    DEFINITIONS............................................................1
C.    RULES OF INTERPRETATION...............................................12
D.    COMPUTATION OF TIME...................................................13

                                 ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS......................................13
A.    INTRODUCTION..........................................................13
B.    UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)................13
C.    UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN
        AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN)...................13
D.    IMPAIRED CLASSES OF CLAIMS (ENTITLED TO VOTE ON THE PLAN).............14
E.    IMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE REJECTED THE PLAN AND,
        THEREFORE, NOT ENTITLED TO VOTE FOR THE PLAN).......................15
F.    IMPAIRED CLASSES OF INTERESTS (DEEMED TO HAVE REJECTED THE PLAN
        AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN)...................15

                                ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS...........................................15
A.    UNCLASSIFIED CLAIMS...................................................16
B.    UNIMPAIRED CLASSES OF CLAIMS..........................................16
C.    IMPAIRED CLASSES OF CLAIMS............................................17
D.    IMPAIRED CLASSES OF INTERESTS.........................................19

                                 ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN........................................19
A.    THE EFFECTIVE DATE....................................................19
B.    CERTIFICATE OF INCORPORATION AND BY-LAWS..............................19
C.    DIRECTORS AND OFFICERS................................................20
D.    REVESTING OF ASSETS...................................................20
E.    LHFI STOCK............................................................20
F.    CANCELLATION OF EXISTING SECURITIES...................................21
G.    EXCLUSIVITY PERIOD....................................................21
H.    SUBSTANTIVE CONSOLIDATION.............................................21
I.    TERMINATION OF DIP FACILITY...........................................22
J.    CREDITORS' COMMITTEE..................................................22
K.    EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS..........................22

                                 ARTICLE V
ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION
BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS...............................23
A.    CLASSES ENTITLED TO VOTE..............................................23
B.    CLASS ACCEPTANCE REQUIREMENT..........................................23
C.    CRAMDOWN..............................................................23

                                 ARTICLE VI
ADMINISTRATIVE CLAIMS BAR DATES.............................................23
A.    PROFESSIONAL FEES.....................................................23
B.    OTHER ADMINISTRATIVE CLAIMS...........................................24

                                ARTICLE VII
PRESERVATION OF LITIGATION CLAIMS...........................................24

                                ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS..........................................24
A.    DATE OF DISTRIBUTIONS.................................................24
B.    INTEREST ON CLAIMS....................................................24
C.    DISBURSING AGENT......................................................25
D.    SURRENDER OF DEBT SECURITIES..........................................25
E.    INSTRUCTIONS TO DISBURSING AGENT......................................25
F.    RECORD DATE FOR DISTRIBUTIONS TO CREDITORS HOLDING DEBT SECURITIES....26
G.    MEANS OF CASH PAYMENT.................................................26
H.    NO FRACTIONAL SECURITIES ISSUED.......................................26
I.    DELIVERY OF DISTRIBUTIONS.............................................26
J.    UNCLAIMED LHFI STOCK HELD IN TREASURY.................................27

                                 ARTICLE IX
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................28
A.    ASSUMED CONTRACTS AND LEASES..........................................28
B.    PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND
        UNEXPIRED LEASES....................................................28
C.    REJECTED CONTRACTS AND LEASES.........................................29
D.    BAR TO REJECTION DAMAGES..............................................29
E.    RETIREE BENEFIT PROGRAMS AND PENSION PLAN.............................29

                                 ARTICLE X
CONDITIONS PRECEDENT........................................................29
A.    CONDITIONS TO THE CONFIRMATION DATE...................................29
B.    CONDITIONS TO THE EFFECTIVE DATE......................................30
C.    WAIVER OF CONDITIONS TO THE EFFECTIVE DATE............................31

                                 ARTICLE XI
PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS.......................32
A.    OBJECTION DEADLINE....................................................32
B.    NO DISTRIBUTIONS PENDING ALLOWANCE....................................32
C.    DISTRIBUTION RESERVES.................................................32

                                ARTICLE XII
MODIFICATIONS AND AMENDMENTS................................................34

                                ARTICLE XIII
RETENTION OF JURISDICTION...................................................34

                                ARTICLE XIV
COMPROMISES AND SETTLEMENTS.................................................36

                                 ARTICLE XV
MISCELLANEOUS PROVISIONS....................................................36
A.    SETOFFS...............................................................36
B.    WITHHOLDING AND REPORTING REQUIREMENTS................................36
C.    ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST.......36
D.    INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION........................37
E.    DISCHARGE OF LEVITZ...................................................37
F.    EXCULPATION AND LIMITATION OF LIABILITY...............................37
G.    BINDING EFFECT........................................................38
H.    REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION...........................38
I.    NOTICES...............................................................39
J.    PREPAYMENT............................................................39
K.    TERM OF INJUNCTIONS OR STAYS..........................................39
L.    SHAREHOLDER INFORMATION...............................................40
M.    GOVERNING LAW.........................................................40


                                EXHIBIT LIST


Exhibit A  Schedule Of Rejected Contracts And Leases




                                INTRODUCTION

      Levitz Furniture Incorporated, a Delaware corporation and its eleven affiliates, debtors and debtors-in-possession in the above-captioned Chapter 11 Cases, propose the following reorganization plan pursuant to Bankruptcy Code section 1121(a).

      You should refer to the Disclosure Statement (as that term is defined herein) for a discussion of operations, future operations, risk factors, a summary and analysis of the Plan, and certain related matters.

      Under Bankruptcy Code section 1125(b), a vote to accept or reject the Plan cannot be solicited from a holder of a Claim until the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Creditors and Interest Holders. All Creditors and Interest Holders are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.


                                 ARTICLE I
       DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A.    SCOPE OF DEFINITIONS

      For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article I of the Plan. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, terms used in the Plan shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.    DEFINITIONS

      1.1 "ABLECO" means Ableco Finance LLC, the lender to the Debtors of the Junior Secured Debt Facility.

      1.2 "ABLECO PARENT" means Ableco LLC, the ultimate parent corporation of Ableco, which shall receive approximately 4.7% of the outstanding stock of LHFI and certain warrants in connection with providing a portion of Junior Secured Debt Facility to LHFI.

      1.3 "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code section 503(b) and entitled to priority in payment under Bankruptcy Code section 507(a)(1), 507(b), or 1114(e)(2), including, without limitation, DIP Financing Claims, Emergence Bonus Claims, Household Agreement Claims, Professional Fees, Reclamation Claims, Indenture Trustee Fees, Current Employee Contract Claims, Current SERP Claims, the actual and necessary costs and expenses incurred, after the Petition Date, in preserving any of the Estates or operating the Debtors' business, compensation or reimbursement of expenses awarded by the Bankruptcy Court under Bankruptcy Code Section 330(a), 331 or 503 or otherwise, and any fees or charges assessed against the Estates under section 1930 of title 28, United States Code, 28 U.S.C. ss. 1930.

      1.4 "ADMINISTRATIVE CLAIMS RESERVE" means the reserve established for all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Tax Claims.

      1.5 "ALLOWED" means, whenever in the Plan the word "Allowed" precedes a defined term describing a Claim within a particular Class, an Allowed Claim of the type described in such Class.

      1.6 "ALLOWED CLAIM" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) either (x) that is Scheduled, other than a Claim that is Scheduled at zero or as disputed, contingent or unliquidated, or (y) for which a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code and as to which either
(i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any Final Order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in the Plan.

      1.7 "AMERICAN BANK" means American Bank National Association, a national association formerly known as First Bank National Association, doing business at 101 East Fifth Street, St. Paul, Minnesota.

      1.8 "BANKRUPTCY CODE" means Title I of the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330.

      1.9 "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

      1.10 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

      1.11  "BTCC" means BT Commercial Corporation, a Delaware corporation.

      1.12 "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

      1.13  "CASH" means legal tender of the United States.

      1.14 "CERBERUS" means Cerberus Capital Management, a holder of a Class 5 General Unsecured Claim.

      1.15 "CHAPTER 11 CASES" means, collectively, the jointly administered reorganization cases of Levitz under chapter 11 of the Bankruptcy Code, styled "In re Levitz Furniture Incorporated, et al., Case No. 97-1842
(MFW)."

      1.16 "CLAIM" means a claim against any of the Debtors whether or not asserted, as defined in Bankruptcy Code section 101(5).

      1.17 "CLASS" means a category of Claims or Interests described in
Article II of the Plan.

      1.18 "CONFIRMATION DATE" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

      1.19 "CONFIRMATION HEARING" means the hearing on confirmation of the Plan under Bankruptcy Code section 1128.

      1.20 "CONFIRMATION ORDER" means the order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

      1.21 "CREDITOR" means any Person that holds a Claim.

      1.22 "CREDITORS' COMMITTEE" means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee pursuant to Bankruptcy Code section 1102(a)(1) and/or their agents.

      1.23 "CURE" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Bankruptcy Code section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law.

      1.24 "CURRENT EMPLOYEE CONTRACT CLAIMS" are Claims arising from the termination of the contracts of current Levitz employees that were previously approved by the Bankruptcy Court.

      1.25 "CURRENT SERP CLAIMS" means the Claims of current Levitz employees arising out of the SERP, which shall be deemed Allowed Claims in the amount agreed upon between Levitz and the holders of such claims.

      1.26 "DEBT SECURITIES" means, collectively, the Senior Notes, the Subordinated Notes, the Senior Deferred Coupon Debentures, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of Levitz.

      1.27 "DEBTOR" means any company comprising Levitz.

      1.28 "DEBTORS" means Levitz.

      1.29 "DIP CREDIT AGREEMENT" means that certain post-petition credit agreement, dated as of September 5, 1997, as amended, among the Debtors, as borrowers, the DIP Lenders, as lenders, and BTCC, as agent.

      1.30 "DIP FINANCING CLAIM" means any right to payment from any Debtor arising under the DIP Credit Agreement.

      1.31 "DIP LENDERS" means, collectively, the financial institutions that from time to time are parties, as lenders, to the DIP Credit
Agreement.

      1.32 "DISALLOWED CLAIM" means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order, (b) a Claim that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law, or (c) a Claim that has not been Scheduled and as to which no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law.

      1.33 "DISBURSING AGENT" means Reorganized Levitz or its designee that will serve as a disbursing agent under the Plan.

      1.34 "DISCLOSURE STATEMENT" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

      1.35 "DISPUTED CLAIM" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim. Whenever the word "Disputed" precedes a defined term describing a Claim, that phrase means a Disputed Claim of that type. For all purposes under the Plan, any Claim not specifically recognized by Levitz as an Allowed Claim shall be deemed a Disputed Claim.

      1.36 "DISTRIBUTION DATES" means the Initial Distribution Date and each six-month anniversary thereof.

      1.37 "DISTRIBUTION RESERVE CLAIMS" means all Disputed General Unsecured Claims and Disputed Small Unsecured Claims.

      1.38 "EFFECTIVE DATE" means the Business Day on which all conditions to the consummation of the Plan set forth in Article X.B hereof have been satisfied or waived as provided in Article X.C hereof and is the Plan's effective date.

      1.39 "EMERGENCE BONUS CLAIMS" means the Claims arising from the emergence bonuses for such employees of Levitz previously approved by the Bankruptcy Court; provided however, that the entire bonus for Messrs. Grund and McCreery shall be paid in cash.

      1.40 "ESTATE" means the estate of a Debtor in these Chapter 11 Cases, pursuant to Bankruptcy Code section 541.

      1.41 "EXISTING SECURITIES" means collectively, the Debt Securities and the Old Equity Securities.

      1.42 "FACE AMOUNT" means, (a) when used in reference to a Disputed Claim, unless estimated by the Bankruptcy Court for the purpose of distribution in which case the estimated amount controls, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law; and
(b) when used in reference to an Allowed Claim, the amount of such Allowed
Claim.

      1.43 "FINAL DISTRIBUTION" means, in respect of the Unsecured Claims Distribution Reserve, the Disbursing Agent's final distribution of property from such reserve pursuant to Article XI.C of the Plan.

      1.44 "FINAL ORDER" means an order that has not been reversed or stayed, is no longer subject to appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review, reargument, or rehearing has been requested or is then pending and the time to file any such appeal, certiorari proceeding or other proceeding for review, reargument, or rehearing has expired or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to Levitz.

      1.45 "FISCAL YEAR" means, with respect to Levitz or Reorganized Levitz, the fiscal year ending March 31 of each year, or such other fiscal year as Reorganized Levitz may designate.

      1.46 "GENERAL UNSECURED CLAIM" means a Claim that is not an Administrative Claim, Current SERP Claim, Priority Tax Claim, Other Priority Claim, Setoff Claim, Miscellaneous Secured Claim, Small Unsecured Claim, Subordinated Claim, or Intercompany Claim and includes, without limitation, Senior Note Claims, Senior Deferred Coupon Debenture Claims, Subordinated Note Claims, Pre-petition SERP Claims, trade claims, rejection claims relating to prepetition contracts and leases and personal injury claims, not covered by insurance.

      1.47 "HOUSEHOLD" means Household Bank (SB), N.A., a national association doing business at 1111 Town Center Drive, Las Vegas, Nevada.

      1.48 "HOUSEHOLD AGREEMENT" means the Merchant Agreement, dated September 4, 1998, by and between Household and LFC, Midwest, Pacific, and Washington, and approved by order of the Bankruptcy Court, dated August 31, 1998.

      1.49 "HOUSEHOLD AGREEMENT CLAIMS" means Claims arising from the Household Agreement.

      1.50 "INDENTURE TRUSTEES" means, collectively, Firstar Bank of Minnesota, N.A., U.S. Bank National Association, and Wells Fargo.

      1.51 "INDENTURE TRUSTEE FEES" means the fees and expenses incurred by the Indenture Trustees from and after the Petition Date through the Effective Date, including the fees and expenses of counsel, in accordance with the terms of the respective indentures.

      1.52 "INITIAL DISTRIBUTION DATE" means the date, occurring as soon as reasonably practicable after the Effective Date, upon which the first distributions are made to Creditors holding Allowed Class 4 Small Unsecured Claims and Allowed Class 5 General Unsecured Claims.

      1.53 "INTERCOMPANY CLAIM" means any Claim held by a Debtor against another Debtor.

      1.54 "INTEREST" means the rights of any current or former holder or owner of Old Equity Securities authorized and issued prior to the Confirmation Date.

      1.55 "INTEREST HOLDER" means any Person who holds or owns an Interest.

      1.56 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and codified in title 26 of the United States Code, 26 U.S.C. ss.ss. 1-9833.

      1.57 "JMS" means John M. Smyth Company, an Illinois corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1848 (MFW) pending in the Bankruptcy Court.

      1.58 "JMS REALTY" means John M. Smyth Realty Company, an Illinois corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1853
(MFW) pending in the Bankruptcy Court.

      1.59 "JUNIOR SECURED DEBT FACILITY" means that $47 million multi-draw term loan to be provided by Ableco and RAM, or such larger amount agreed to by Ableco, of which approximately $7.0 million shall represent the refinancing of $7.0 million of Secondary Notes issued pursuant to Overadvance Term Loan owed to RAM.

      1.60 "LEVITZ" means LFI, LFC, LFRC, LSS, Midwest, Pacific, Pacific Realty, Washington, Washington Realty, Midwest Realty, JMS, and JMS Realty collectively.

      1.61 "LFC" means Levitz Furniture Corporation, a Florida corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1843 (MFW) pending in the Bankruptcy Court.

      1.62 "LFI" means Levitz Furniture Incorporated, a Delaware corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1842
(MFW) pending in the Bankruptcy Court.

      1.63 "LFRC" means Levitz Furniture Realty Corporation, a Florida corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1849
(MFW) pending in the Bankruptcy Court.

      1.64 "LHFI" means Levitz Home Furnishings, Inc., a Delaware corporation that will own, upon consummation of the Plan, all of the outstanding stock of LFI and all of the outstanding stock of Seaman.

      1.65 "LHFI BOARD" means the board of directors of LHFI on and after the Effective Date.

      1.66 "LHFI INITIALLY ISSUED AND OUTSTANDING COMMON STOCK" means, collectively the 25,000,000 shares of stock issued to (i) holders of Allowed Class 5 General Unsecured Claims, (ii) RAM for its (a) 100% ownership of Seaman and (b) Overadvance Term Loan to Levitz, (iii) Ableco as a facility fee for its providing the Junior Secured Debt Facility and
(iv) New Investors.

      1.67 "LHFI STOCK" means the common stock of LHFI having a par value of $0.01 per share, of which one hundred million shares shall be authorized.

      1.68 "LHFI STOCK DISTRIBUTION" means shares of LHFI Stock to be distributed to Creditors holding Allowed Class 5 General Unsecured Claims pursuant to the Plan, which shall equal approximately 7 % of the LHFI Initially Issued and Outstanding Common Stock.

      1.69 "LSS" means Levitz Shopping Service, Inc., a Florida corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1847
(MFW) pending in the Bankruptcy Court.

      1.70 "MIDWEST" means Levitz Furniture Company of the Midwest, Inc., a Colorado corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1844 (MFW) pending in the Bankruptcy Court.

      1.71 "MIDWEST REALTY" means Levitz Furniture Company of the Midwest Realty, Inc., a Colorado corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1850 (MFW) pending in the Bankruptcy Court.

      1.72 "MISCELLANEOUS SECURED CLAIMS" means all Secured Claims other than DIP Financing Claims and Household Agreement Claims.

      1.73 "NEW INVESTORS" means a Person or Persons that invests new money in LHFI, other than RAM and Ableco.

      1.74 "OLD EQUITY SECURITIES" means, collectively, the shares of common stock of any of the Debtors or any of their predecessors, and all options, warrants or rights, contractual or otherwise, if any, to acquire such common stock.

      1.75 "OTHER PRIORITY CLAIM" means a Claim entitled to priority under Bankruptcy Code section 507(a) other than a Priority Tax Claim or an Administrative Claim.

      1.76 "OVERADVANCE TERM LOAN" means the loans made to the Debtors during the Chapter 11 Cases by RAM and its affiliates.

      1.77 "PACIFIC" means Levitz Furniture Company of the Pacific, Inc., a California corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1845 (MFW) pending in the Bankruptcy Court.

      1.78 "PACIFIC REALTY" means Levitz Furniture Company of Pacific Realty, Inc., a California corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1851 (MFW) pending in the Bankruptcy Court.

      1.79 "PERSON" means any individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or subdivision thereof or other entity.

      1.80 "PETITION DATE" means September 5, 1997, the date upon which each of the Debtors filed their voluntary petitions under chapter 11 of the Bankruptcy Code.

      1.81 "PLAN" means this joint reorganization plan under chapter 11 of the Bankruptcy Code, as such plan may be amended, modified or supplemented from time to time.

      1.82 "POST-CONFIRMATION SENIOR SECURED BORROWING AGREEMENT" means an agreement or agreements providing for exit financing for LHFI and its affiliates.

      1.83 "PRE-PETITION SERP CLAIMS" means the SERP Claims of previous employees of Levitz who resigned from the company pre-petition or who have previously agreed with Levitz to have their claims treated as pre-petition claims.

      1.84 "PRIORITY TAX CLAIM" means a Claim entitled to priority under Bankruptcy Code section 507(a)(8).

      1.85 "PRO RATA" means, at any time, proportionally, in the ratio that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class.

      1.86 "PROFESSIONAL FEES" means a Claim of a professional retained in the Chapter 11 Cases under sections 327, 330, 331, 503(b) and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

      1.87 "RAM" means Resurgence Asset Management, L.L.C. on behalf of its and its affiliate client accounts.

      1.88 "RECLAMATION CLAIM" means a Claim held by a Creditor who has a valid and enforceable reclamation right with respect to such Claim under section 546(c)(2)(A) of the Bankruptcy Code as determined by a Final Order of the Bankruptcy Court.

      1.89 "RECORD DATE" means the record date for purposes of making distributions under the Plan to Creditors holding Debt Securities, which date shall be the fifth Business Day following the date on which the Bankruptcy Court enters the Confirmation Order.

      1.90 "REINSTATED" or "REINSTATEMENT" means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles a Creditor so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles a Creditor holding the Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code section 365(b)(2); (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating such Creditor for any damages incurred as a result of any reasonable reliance by the Creditor on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles such Creditor; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not need to be reinstated in order to accomplish Reinstatement.

      1.91 "REORGANIZED BOARD" means the board of directors of Reorganized Levitz on and after the Effective Date.

      1.92 "REORGANIZED LEVITZ" means the Debtors on and after the Effective Date.

      1.93 "SCHEDULED" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

      1.94 "SCHEDULES" means the schedules of assets and liabilities and the statements of financial affairs, dated November 3, 1997, and filed in the Bankruptcy Court by each of the Debtors, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

      1.95 "SEAMAN" means Seaman Furniture Company, Inc., a Delaware corporation.

      1.96 "SECONDARY NOTES" means the payment in kind notes issued as payment for certain interest and fees in respect of the Overadvance Term Loan and outstanding payment in kind notes previously issued, which payment in kind notes shall become part of the Junior Secured Debt Facility upon the Effective Date.

      1.97 "SECURED CLAIM" means a Claim, other than a Setoff Claim, secured by a security interest in or lien upon property, as provided for in a writing or by statute, of an Estate to the extent of the value, as of the Effective Date, or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court under Bankruptcy Code section 506 or as otherwise agreed upon in writing by Reorganized Levitz.

      1.98 "SENIOR DEFERRED COUPON DEBENTURE CLAIMS" means, collectively, all Claims arising from or related to the Senior Deferred Coupon
Debentures, including, but not limited to, all Claims of Creditors holding any Senior Deferred Coupon Debentures.

      1.99 "SENIOR DEFERRED COUPON DEBENTURE INDENTURE" means that certain indenture dated as of December 1, 1992, as amended, among LFI, as issuer, and American Bank, as trustee, with respect to the issuance of the Senior Deferred Coupon Debentures, for which U. S. Bank National Association is the substitute trustee.

      1.100 "SENIOR DEFERRED COUPON DEBENTURES" means, collectively, those certain Senior Deferred Coupon Debentures due June 15, 2002, issued by LFI pursuant to the Senior Deferred Coupon Debenture Indenture.

      1.101 "SENIOR NOTE CLAIMS" means, collectively, all Claims arising from or related to the Senior Notes, including, but not limited to, all Claims of Creditors holding any Senior Notes arising under the Senior Note Indenture.

      1.102 "SENIOR NOTE INDENTURE" means that certain indenture dated as of March 1, 1996, as amended, among LFC, as issuer, and American Bank, as trustee, with respect to the issuance of the Senior Notes, for which Firstar Bank of Minnesota, N.A., is the substitute trustee.

      1.103 "SENIOR NOTES" means, collectively, those certain 13.375% Senior Notes due October 13, 1998, issued by LFC pursuant to the Senior
Note Indenture.

      1.104 "SERP" means the Supplemental Employee Retirement Plan of the
Debtors.

      1.105 "SERP SETTLEMENT" means the settlement between the Debtors and certain current employees of the Debtors with respect to the payment of those employees Current SERP Claims, under which the employees shall receive 40% of their portion of their Current SERP Claims on the Effective Date of the Plan, 30% on the first anniversary of the Effective Date of the Plan, and 30% on the second anniversary of the Effective Date of the Plan. The settlement shall be in the aggregate amount of $4,891,815 with interest to be paid on outstanding amounts at the same rate as provided in the Post-Confirmation Senior Secured Borrowing Agreement. Claims arising under the SERP Settlement shall be deemed Allowed Administrative Claims.

      1.106 "SETOFF CLAIM" means a Claim held by a Creditor who has asserted before the Confirmation Date a right of setoff that is valid and enforceable under Section 553 of the Bankruptcy Code for the amount of such Claim, and such setoff right has been determined by a Final Order of the Bankruptcy Court or as otherwise agreed between the Debtors and the holder of such Claim.

      1.107 "SMALL UNSECURED CLAIM" means a Claim that is a General Unsecured Claim equal to or less than $40,000.

      1.108 "SUBORDINATED CLAIMS" means all Claims (i) arising from fines, penalties, or punitive damages, (ii) arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim, or
(iii) claims subordinated to general unsecured claims under 11 U.S.C. ss. 510(b) or (c).

      1.109 "SUBORDINATED NOTE CLAIMS" means, collectively, all Claims arising from or related to the Subordinated Notes, including, but not limited to, all Claims of Creditors holding any Subordinated Notes arising under the Subordinated Note Indenture.

      1.110 "SUBORDINATED NOTE INDENTURE" means that certain indenture dated as of July 12, 1993, as amended, among LFC, as issuer, and Norwest Bank (n/k/a Wells Fargo), as trustee, with respect to the issuance of the Subordinated Notes.

      1.111 "SUBORDINATED NOTES" means, collectively, those certain 9.625% Senior Subordinated Notes due July 15, 2003, issued by LFC pursuant to the Subordinated Note Indenture.

      1.112 "UNSECURED CLAIMS DISTRIBUTION RESERVE" means the reserve of LHFI Stock and/or Cash to be established pursuant to the Plan for the benefit of Creditors holding Disputed Distribution Reserve Claims.

      1.113 "WASHINGTON" means Levitz Furniture Company of Washington, Inc., a Washington corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1846 (MFW) pending in the Bankruptcy Court.

      1.114 "WASHINGTON REALTY" means Levitz Furniture Company of
Washington Realty, Inc., a Washington corporation, debtor and debtor-in-possession in Chapter 11 Case No. 97-1852 (MFW) pending in the Bankruptcy Court.

      1.115 "WELLS FARGO" means Wells Fargo Bank Minnesota, N.A., doing business at Sixth and Marquette Streets, Minneapolis, Minnesota.

C.    RULES OF INTERPRETATION

      For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Articles and Exhibits are references to Articles and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to or in Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

D.    COMPUTATION OF TIME

      In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, Bankruptcy Rule 9006(a) shall apply.


                                 ARTICLE II
                   CLASSIFICATION OF CLAIMS AND INTERESTS

A.    INTRODUCTION

      All Claims and Interests, except for Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims, as described below, have not been classified.

      A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

      A Claim also is placed in a particular Class for the purpose of receiving distributions under the Plan only to the extent that the Claim is an Allowed Claim in that Class and the Claim has not been paid, released, or otherwise settled before the Effective Date. Notwithstanding any distribution provided for in the Plan, no distribution on any Claim is required unless and until such Claim becomes an Allowed Claim, which may not occur for any Claim, if at all, until after the Effective Date.

B.    UNCLASSIFIED CLAIMS (NOT ENTITLED TO VOTE ON THE PLAN)

      1.    Administrative Claims

      2.    Priority Tax Claims

C. UNIMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE ACCEPTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN)

      1.    CLASS 1:  OTHER PRIORITY CLAIMS

      Class 1 consists of all Other Priority Claims.

      2.    CLASS 2:  SETOFF CLAIMS

      Class 2 consists of all Setoff Claims.

      3.    CLASS 3:  MISCELLANEOUS SECURED CLAIMS

      Class 3 consists of all Miscellaneous Secured Claims. Each holder of a Miscellaneous Secured Claim shall be deemed to be in a separate subclass.

D.    IMPAIRED CLASSES OF CLAIMS (ENTITLED TO VOTE ON THE PLAN)

      1.    CLASS 4: SMALL UNSECURED CLAIMS

            a.    Subclass 4.01

      Class 4.01 consists of all Small Unsecured Claims, except (i) Senior Note Claims, (ii) Subordinated Note Claims and (iii) Senior Deferred Coupon Debenture Claims.

            b.    Subclass 4.02

      Class 4.02 consists of all Senior Note Claims equal to or less than $40,000.

            c.    Subclass 4.03

      Class 4.03 consists of all Subordinated Note Claims, equal to or less than $40,000.

            d.    Subclass 4.04

      Class 4.04 consists of all Senior Deferred Coupon Debenture Claims, equal to or less than $40,000.

      2.    CLASS 5:  GENERAL UNSECURED CLAIMS

            a.    Subclass 5.01

      Class 5.01 consists of all General Unsecured Claims, except (i) Senior Note Claims, (ii) Subordinated Note Claims and (iii) Senior Deferred Coupon Debenture Claims.

            b.    Subclass 5.02

      Class 5.02 consists of all Senior Note Claims in an amount greater than $40,000.

            c.    Subclass 5.03

      Class 5.03 consists of all Subordinated Note Claims in an amount greater than $40,000.

            d.    Subclass 5.04

      Class 5.04 consists of all Senior Deferred Coupon Debenture Claims in an amount greater than $40,000.

E. IMPAIRED CLASSES OF CLAIMS (DEEMED TO HAVE REJECTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE FOR THE PLAN)

      1.    CLASS 6:  SUBORDINATED CLAIMS

      Class 6 consists of all Subordinated Claims.

      2.    CLASS 7:  INTERCOMPANY CLAIMS

      Class 7 consists of all Intercompany Claims.

F. IMPAIRED CLASSES OF INTERESTS (DEEMED TO HAVE REJECTED THE PLAN AND, THEREFORE, NOT ENTITLED TO VOTE ON THE PLAN)

      3.    CLASS 8:  INTERESTS

      Class 8 consists of all Interests.


                                ARTICLE III
                     TREATMENT OF CLAIMS AND INTERESTS

A.    UNCLASSIFIED CLAIMS

      1.    ADMINISTRATIVE CLAIMS

      On the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim; (b) such other treatment as to which Levitz and such Creditor shall have agreed in writing, which shall include the SERP Settlement and any amended credit agreement between any other parties; or
(c) in the case of the holders of the Claims arising under the Overadvance Term Loan, 18.7% of the issued and outstanding stock of LHFI and a conversion of approximately $7 million of the Overadvance Term Loan in exchange for a like amount of commitments in the Junior Secured Debt Facility; provided, however, that Allowed Administrative Claims representing obligations incurred by the Debtors in the ordinary course of business shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. The Debtors retain the right at any time prior to confirmation to repay the Overadvance Term Loan and the obligations thereunder in full and in Cash in full satisfaction of the right of the holders of Claims under the Overadvance Term Loan to the issuance of equity hereunder.

      On the Effective Date, or as soon thereafter as practicable, Indenture Trustee Fees shall be paid in full in Cash, provided that such Indenture Trustee Fees are consistent with the estimates of Indenture Trustee Fees which were provided to the Debtors on October 12, 2000 (the "Estimates") after deducting any payments of Indenture Trustee Fees that were made by the Debtors after the Petition Date to the applicable Indenture Trustee; provided, however, that, if the Effective Date does not occur by December 31, 2000, the Estimates may need to be revised.

      2.    PRIORITY TAX CLAIMS

      On the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Priority Tax Claim shall be entitled to receive in full satisfaction, settlement, release, and discharge of such Allowed Priority Tax Claim (a) deferred Cash payments in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Effective Date through the date of payment thereof or (b) such other treatment as to which Levitz and such Creditor shall have agreed upon in writing. If deferred Cash payments are made to a Creditor holding an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, each such installment amount being equal to 10 percent of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the Initial Distribution Date, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, together with any accrued and unpaid interest to the date of payment; and provided, further, that Levitz reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; and provided, further, that no Creditor shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

B.    UNIMPAIRED CLASSES OF CLAIMS

      1.    CLASS 1:  OTHER PRIORITY CLAIMS

      On the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Class 1 Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of such Allowed Class 1 Other Priority Claim (a) Cash payment equal to the amount of such Allowed Class 1 Other Priority Claim or (b) such other treatment to which Levitz and such Creditor shall have agreed upon in writing.
      2.    CLASS 2:  SETOFF CLAIMS

      On the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Class 2 Setoff Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Setoff Claim, shall (a) be entitled to set off such Allowed Class 2 Setoff Claim or (b) receive such other treatment as to which Levitz and such Creditor shall have agreed upon in writing.

      3.    CLASS 3:  MISCELLANEOUS SECURED CLAIMS

      On the Effective Date, Allowed Class 3 Miscellaneous Secured Claims shall be Reinstated, and notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Reorganized Levitz securing such claims shall survive the Effective Date and continue in accordance with the contractual terms or statutes governing such liens until, as to each Creditor holding an Allowed Class 3 Miscellaneous Secured Claim, such Claim is paid in full. Any failure by Levitz to object to such Claims during the Chapter 11 Cases shall not prejudice the rights of Reorganized Levitz to contest or otherwise defend against such Claims in an appropriate forum when and if sought to be enforced by the Creditors holding them.

C.    IMPAIRED CLASSES OF CLAIMS

      1.    CLASS 4:  SMALL UNSECURED CLAIMS

      On the Distribution Date, a Creditor holding an Allowed Class 4 Small Unsecured Claim shall receive a distribution, in the amount set forth below, in Cash in full satisfaction, settlement, release, and discharge of such Allowed Class 4 Small Unsecured Claim, including any right of contractual subordination under the Senior Note Indenture and the Senior Notes. The approximate percentage recovery of such Allowed Class 4 Small Unsecured Claims shall be as follows:

                               Approximate
       Subclass              % Distribution
       --------              --------------
         4.01                      9.4%
         4.02                     12.6%
         4.03                      6.3%
         4.04                      9.4%

      The treatment of Subclasses 4.02 and 4.03 incorporates a settlement of subordination issues in the form of a 2 to 1 step down between the Senior Notes and Senior Subordinated Notes.

      2.    CLASS 5:  GENERAL UNSECURED CLAIMS

      On the Distribution Dates, Creditors holding an Allowed Class 5 General Unsecured Claim shall receive, in total, a distribution of approximately 7.0% of the LHFI Initially Issued and Outstanding Common Stock, in full satisfaction, settlement, release, and discharge of such Allowed Class 5 General Unsecured Claim, including any right of contractual subordination under the Senior Note Indenture and the Senior Notes. The distribution of LHFI Stock to holders of Allowed Class 5 General Unsecured Claims is subject to a final determination of the amount of Allowed Claims in these cases and depends on the nature of the claim. It is anticipated that, distributions will be made in approximate accordance with the following table:

                               Approximate             Approximate
        Subclass%               Ownership            % Distribution
        ---------              -----------           --------------
          5.01                     2.3%                    9.4%
          5.02                     3.0%                   12.6%
          5.03                     1.6%                    6.3%
          5.04                     0.2%                    9.4%


      The treatment of Subclasses 5.02 and 5.03 incorporates a settlement of subordination issues in the form of a 2 to 1 step down between the Senior Notes and the Senior Subordinated Notes.

      Estimates of Class 5 percentage ownership of LHFI equity assume (1) a new investor equity dilution of $26.8 million and (2) approximate Class 5 claims to aggregate $306 million* (Subclass 5.01, $99.6 million; Subclass 5.02, $96.4 million; Subclass 5.03, $101.3 million, Subclass 5.04, $8.7 million). The above estimates of Class 5 percentage ownership of LHFI equity assume (1) a New Investor equity dilution of $26.8 million and (2) the claims estimates set forth above. These estimates are subject to change and accordingly, actual distributions may vary from the estimates set forth above.
---------------
* The Debtors estimate that the total amount of unsecured claims is approximately $306 million, and that approximately $11,000,000 are Class 4 Small Unsecured Claims and $295,000,000 are Class 5 General Unsecured Claims. The actual amount of claims in both classes will depend, in part, upon the results of the Debtors' objections to claims.

      3.    CLASS 6:  SUBORDINATED CLAIMS

      A Creditor holding a Class 6 Subordinated Claim shall not receive or retain any property or interest in property on account of their Class 6 Subordinated Claim.

      4.    CLASS 7:  INTERCOMPANY CLAIMS

      On the Effective Date, all Class 7 Intercompany Claims shall be cancelled, and their holders shall not receive or retain any property or interest in property on account of their Class 7 Intercompany Claims.

D.    IMPAIRED CLASSES OF INTERESTS

      1.    CLASS 8:  INTERESTS

      On the Effective Date, all Class 8 Interests shall be cancelled and the Interest Holders shall not receive or retain any property or interest in property on account of their Class 8 Interests.


                                 ARTICLE IV
                    MEANS FOR IMPLEMENTATION OF THE PLAN

A.    THE EFFECTIVE DATE

      On the Effective Date, the following things, among others, shall occur:

            a.    The Estates will be substantively consolidated.

            b. The LHFI Stock Distribution from which the Disbursing Agent will establish the Unsecured Claims Distribution Reserve will be issued.

            c.    Allowed Claims will receive the treatment specified in
                  Article III for their particular Class.

B.    CERTIFICATE OF INCORPORATION AND BY-LAWS

      The certificates of incorporation and by-laws of LHFI shall satisfy the provisions of the Plan and the Bankruptcy Code. The certificate of incorporation of LHFI shall, among other things: (i) authorize 100,000,000 shares of LHFI Stock, $0.01 par value per share, and (ii) provide, under Bankruptcy Code section 1123(a)(6), for (x) a provision prohibiting the issuance of nonvoting equity securities, and (y) if applicable, a provision as to the class of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

C.    DIRECTORS AND OFFICERS

      The board of directors and officers of LHFI will be disclosed in a writing, which will be filed with the Bankruptcy Court seven days prior to the Confirmation Hearing. The LHFI board of directors will be comprised of seven members, two of which will be management and five of which will be non-employee directors.

D.    REVESTING OF ASSETS

      Pursuant to Bankruptcy Code section 1141(b), the property of all the Estates shall revest in Reorganized Levitz on the Effective Date. Thereafter, Reorganized Levitz may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of Levitz shall be vested in Reorganized Levitz free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized Levitz may, without application to or approval by the Bankruptcy Court, pay fees and expenses that it incurs after the Effective Date and sell any of its assets as required to pay such fees and expenses incurred after the Effective Date.

E.    LHFI STOCK

      Under its certificate of incorporation, LHFI's authorized capital stock will consist of 100,000,000 shares of LHFI Stock, of which up to 25,000,000 shares will be issued under the Plan. All shares of the LHFI Stock, when issued pursuant to the Plan, will be fully paid and nonassessable.

      Subject to the preferential rights of any series of preferred stock that may be issued by LHFI, and to any restrictions on payment of dividends imposed by any future credit facility or publicly issued debt, the holders of LHFI Stock will be entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by the LHFI board of directors from funds, property or stock legally available therefor, and will be entitled, after payment of all prior claims, to receive Pro Rata all assets of LHFI upon the liquidation, dissolution or winding up of LHFI. Holders of LHFI have no redemption, conversion or preemptive rights to purchase or subscribe for securities of LHFI.

      The respective holders of LHFI Stock shall vote on all matters as a single class and each holder of LHFI Stock shall be entitled to one vote for each share of the LHFI Stock that it owns. Holders of LHFI Stock will not have cumulative voting rights.

F.    CANCELLATION OF EXISTING SECURITIES

      On the Effective Date, except as otherwise provided for herein, the Existing Securities shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person. The holders of such cancelled Existing Securities shall have no rights against Reorganized Levitz arising from or relating to such Existing Securities or the cancellation thereof, except the rights provided herein.

      Except to the extent otherwise provided for herein, in agreements entered into in connection herewith, or the Confirmation Order, as a condition to participating in distributions under the Plan, a Creditor holding a Debt Security must surrender such Debt Security to the Disbursing Agent or the Indenture Trustees. Pending such surrender, such Debt Securities shall be deemed cancelled and shall represent only the right to receive the distributions to which the Creditor is entitled under the Plan. Failure to surrender the Debt Securities within one year from the Effective Date shall result in the forfeiture of the distribution attributable thereto.

G.    EXCLUSIVITY PERIOD

      Levitz retains the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments or modifications of the Plan, until the Effective Date. Levitz will consult with the Creditors' Committee with respect to any such amendments or modifications.

H.    SUBSTANTIVE CONSOLIDATION

      The Plan is predicated upon entry of an order substantively consolidating the Estates and the Chapter 11 Cases for purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by an order of the Bankruptcy Court, but subject to the occurrence of the Effective Date, (i) all Intercompany Claims will be eliminated, (ii) all assets and liabilities of the direct and indirect subsidiaries of LFI will be treated as if they were merged with the assets and liabilities of Reorganized Levitz, (iii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors will be deemed to be one obligation of Reorganized Levitz, and (iv) each Claim filed or to be filed against any Debtor will be deemed filed only against Reorganized Levitz and will be deemed a single Claim against and a single obligation of Reorganized Levitz. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect.

      Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Estates and the Chapter 11 Cases. If no objection to substantive consolidation is timely filed and served by any holder of a Claim in a Class impaired by the Plan on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to substantive consolidation and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

I.    TERMINATION OF DIP FACILITY

      On the Effective Date, all obligations of Levitz under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Without limiting the foregoing, with the consent of the DIP Lenders, any letters of credit that have not expired will be replaced with letters of credit as a part of the post-confirmation financing to be obtained by LHFI or Reorganized Levitz. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect.

J.    CREDITORS' COMMITTEE

      The Creditors' Committee will continue in existence until the Effective Date, at which time it will be dissolved and its members will be released from their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, except that the Creditors' Committee will continue for the limited purpose of reviewing and objecting, if necessary, to final applications for Professional Fees and contesting any appeal of the confirmation order. The retention or employment of the Creditors' Committee's attorneys, accountants, and other agents, also will terminate on the Effective Date, except that such professionals may assist the Creditors' Committee with their post-Effective Date duties as set forth above.

K.    EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

      The Chairman of the Board, Chief Executive Officer, Chief Financial Officer, or any other appropriate officer of LHFI or Reorganized Levitz shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of Reorganized Levitz shall be authorized to certify or attest to any of the foregoing actions, if necessary.


                                 ARTICLE V
          ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION
               BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS

A.    CLASSES ENTITLED TO VOTE

      Each impaired Class that will receive or retain property or other consideration under the Plan shall be entitled to vote to accept or reject the Plan. Each impaired Class that will not receive or retain property or other consideration under the Plan shall be deemed to have rejected the Plan and shall not be entitled to vote to accept or reject the Plan. Any unimpaired Class of Claims shall be deemed to have accepted the Plan and shall not be entitled to vote to accept or reject the Plan.

B.    CLASS ACCEPTANCE REQUIREMENT

      Under Bankruptcy Code section 1126(c), an impaired Class of Claims has accepted the Plan if, of the Creditors voting Allowed Claims in such Class on the Plan, a majority of such Creditors holding at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class have voted to accept the Plan. Here, each subclass of Class 5 shall vote separately.

C.    CRAMDOWN

      Levitz hereby requests confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code section 1129(b).


                                 ARTICLE VI
                      ADMINISTRATIVE CLAIMS BAR DATES

A.    PROFESSIONAL FEES

      All final requests for payment of Professional Fees and expenses of Creditors' Committee members must be filed no later than sixty days after the Effective Date, unless otherwise ordered by the Court. Objections to applications for Professional Fees must be served on Reorganized Levitz, counsel for Reorganized Levitz, and the requesting Professional or other entity no later than thirty days after the date on which the applicable application was served. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Fees shall be determined by the Bankruptcy Court.

B.    OTHER ADMINISTRATIVE CLAIMS

      All other requests for payment of an Administrative Claim (except for Professional Fees and the expenses of members of the Creditors' Committee) must be filed with the Bankruptcy Court and served on counsel for Levitz and the Creditors' Committee no later than thirty days after the Confirmation Date. Unless Levitz objects to an Administrative Claim within forty-five days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that Levitz objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim that is paid or payable by Levitz or Reorganized Levitz in the ordinary course of business.


                                ARTICLE VII
                     PRESERVATION OF LITIGATION CLAIMS

      In accordance with Bankruptcy Code section 1123(b)(3), and except as otherwise provided herein, Reorganized Levitz retains and may, in its sole discretion, enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that any Debtor or its Estate may hold against any entity except for preference claims arising under 11 U.S.C. ss. 547, which preference claims shall be dismissed or waived. Reorganized Levitz or any of its successors may pursue such retained litigation claims in accordance with the best interests of Reorganized Levitz or its successors who hold such rights of action.


                                ARTICLE VIII
                     PROVISIONS GOVERNING DISTRIBUTIONS

A.    DATE OF DISTRIBUTIONS

      Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Dates, or as soon thereafter as is practicable.

B.    INTEREST ON CLAIMS

      Unless otherwise specifically provided for in the Plan or in the Confirmation Order or required by the Bankruptcy Code, interest shall not accrue on Claims, and no Creditor shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date the Final Distribution is made if and after such Disputed Claim becomes an Allowed Claim.

C.    DISBURSING AGENT

      The Disbursing Agent shall make all distributions required under the Plan, except for distributions to Creditors holding Debt Securities, which distributions shall be deposited with the appropriate Indenture Trustee, agent, or servicer, who shall deliver such distributions in accordance with the Plan's provisions and the terms of the relevant indenture or other governing agreement. The Disbursing Agent and the Indenture Trustees shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, in which case all costs and expenses of procuring any such bond shall be paid by Reorganized Levitz. Reorganized Levitz shall pay the reasonable fees and expenses of the Disbursing Agent and the Indenture Trustees incurred in connection with the making of the distributions.

D.    SURRENDER OF DEBT SECURITIES

      On or before the Initial Distribution Date, or as soon as practicable thereafter, all Creditors holding Debt Securities shall surrender them to the appropriate Indenture Trustee, agent, or servicer. No distribution of property hereunder shall be made to or on behalf of any Creditor holding a Debt Security that does not surrender it or reasonably establish its unavailability to the satisfaction of the appropriate Indenture Trustee, agent or servicer. Any lost, stolen, mutilated, or destroyed Debt Security shall be deemed surrendered when (i) the appropriate Indenture Trustee, agent or servicer is satisfied that such Debt Security is unavailable and
(ii) the Creditor whose Claim is based on such Debt Security delivers security or indemnity to the appropriate Indenture Trustee, agent or servicer. Any Creditors holding Debt Securities that fail to (x) surrender them or cause them to be surrendered or (y) execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the appropriate Indenture Trustee, agent or servicer prior to the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims with respect to such Debt Securities and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Levitz notwithstanding any federal or state escheat laws to the contrary.

E.    INSTRUCTIONS TO DISBURSING AGENT

      Before any distribution on account of any Debt Security, each Indenture Trustee, agent, or servicer of Debt Securities shall (a) inform the Disbursing Agent as to the properly surrendered Debt Securities and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, regarding the names and addresses of the Creditors holding Debt Securities and denominations of the LHFI Stock to be issued and distributed to or on behalf of such Creditors in exchange for properly surrendered Debt Securities.

F.    RECORD DATE FOR DISTRIBUTIONS TO CREDITORS HOLDING DEBT SECURITIES

      At the close of business on the Record Date, the transfer ledgers of the Indenture Trustees, agents, and servicers of the Debt Securities shall be closed, and there shall be no further changes in the record holders of the Debt Securities. Reorganized Levitz and the Indenture Trustees, agents, and servicers for such Debt Securities and the Disbursing Agent shall have no obligation to recognize any transfer of such Debt Securities occurring after the Record Date. Reorganized Levitz and the Indenture Trustees, agents, and servicers for such Debt Securities and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

G.    MEANS OF CASH PAYMENT

      Cash payments made under this Plan shall be in Cash, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

H.    NO FRACTIONAL SECURITIES ISSUED

      No fractional shares of LHFI Stock shall be issued or distributed under the Plan. Each Creditor entitled under the Plan to receive LHFI Stock on account of an Allowed Class 5 General Unsecured Claim shall receive the total number of whole shares of LHFI Stock to which such Creditor is entitled based on the total amount of Allowed Claims entitled to LHFI Stock. Any fractional interests in LHFI Stock allocated for distribution from the Unsecured Claims Distribution Reserve will continue to be held there until such interests are allocated and distributed to Creditors in connection with the Final Distribution. Once all the whole shares of LHFI Stock authorized under this Plan have been allocated and distributed, all remaining fractional entitlements to LHFI Stock shall be cancelled and shall be of no further force and effect.

I.    DELIVERY OF DISTRIBUTIONS

      Distributions to Creditors holding Allowed Claims shall be made by the Disbursing Agent, as the case may be, (a) at the addresses set forth on the proofs of claim filed by Creditors, (b) at the addresses set forth in any written notices of address changes delivered by Creditors to the Disbursing Agent after the date of any related proof of claim, (c) at the Creditors' addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of Debt Securities administered by an Indenture Trustee, agent, or servicer, at the Creditors' addresses set forth in a properly completed letter of transmittal.

      If any Creditor distribution is returned as undeliverable, no further distributions to such Creditor shall be made unless and until Reorganized Levitz or the appropriate Indenture Trustee, agent, or servicer is notified in writing of the Creditor's current address, at which time missed distributions shall be made to the Creditor without interest. Amounts in respect of undeliverable distributions shall be returned to Reorganized Levitz until such distributions are claimed. Reorganized Levitz shall have no duty to attempt to locate any holder of an Allowed Claim. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to Reorganized Levitz and any Creditor or successor with respect to such property shall be forever barred and enjoined from asserting any such claim for an undeliverable distribution against the Debtors, Reorganized Levitz, LHFI or their property notwithstanding any federal or state escheat laws to the contrary.

      Each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purpose of (a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan, and (b) permitting such indenture trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, expenses and indemnification under such indenture or other agreement and to be paid or reimbursed for such prepetition and postpetition fees, costs, expenses and indemnification only from the distributions (until payment in full of such fees, costs, expenses or indemnification) that are governed by the respective indenture or other agreement in accordance with the provisions set forth therein; provided, however, that any such indenture trustee, agent or servicer shall not, by way of this provision, be deemed to have waived any right it may have to seek an order of the Bankruptcy Court directing Levitz's Estate to pay such fees, costs, expenses or indemnification.

J.    UNCLAIMED LHFI STOCK HELD IN TREASURY

      After the first quarter of the first Fiscal Year following the Initial Distribution Date, the Disbursing Agent shall deliver to LHFI any shares of LHFI Stock that have not been distributed to Creditors holding Allowed Class 5 General Unsecured Claims (other than Creditors holding Disputed Claims), respectively, because it cannot identify such Creditors. For the period ending on the first anniversary of the Effective Date, LHFI shall hold such LHFI Stock and thereafter shall issue them to Creditors holding Allowed Class 5 General Unsecured Claims who properly surrender Debt Securities or otherwise properly claim such shares. In the event that LHFI shall change its corporate form within such period, such Creditors shall receive whatever may be equivalent ownership interests in LHFI. Thereafter, any unclaimed LHFI Stock and any dividends with respect thereto shall become the property of LHFI notwithstanding any federal or state escheat laws to the contrary.


                                 ARTICLE IX
           TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    ASSUMED CONTRACTS AND LEASES

      Each executory contract and unexpired lease to which any of the Debtors is a party shall be deemed automatically assumed as of the Effective Date unless (i) previously rejected by the Debtors, (ii) the subject of a motion to assume or assume and assign or reject, or extend the time to reject, assume, or assume and assign, filed on or before the Confirmation Date, or (iii) listed on the schedule of rejected executory contracts and unexpired leases annexed hereto as Exhibit A. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of such executory contracts and unexpired leases, pursuant to Bankruptcy Code section 365, as of the Confirmation Date. Any lease rejection shall provide that the property will be vacated within 90 days of the notice of rejection. No extension of the time to reject, assume, or assume and assign shall be for greater than 90 days after the Effective Date.

      Each executory contract and unexpired lease that is assumed and relates to the use or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and
(b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is listed in Exhibit A.

B.    PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
      LEASES

      Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Bankruptcy Code section 365(b)(1), by Cure payable by the Debtors or their designee, at the option of the Debtors, within 10 days after the Effective Date. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of Reorganized Levitz or any assignee to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code section 365) under the contract or lease to be assumed, or
(iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption and, as the case may be, assignment.

C.    REJECTED CONTRACTS AND LEASES

      All executory contracts and unexpired leases listed on Exhibit A shall be deemed automatically rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to Bankruptcy Code section 365. Levitz reserves the right to seek Bankruptcy Court approval on or before the Confirmation Date to reject any executory contract or unexpired lease not listed in Exhibit A.

D.    BAR TO REJECTION DAMAGES

      If Levitz's rejection of an executory contract or unexpired lease, under the Plan or otherwise, results in a Claim, then such Claim shall be forever barred and not enforceable against Levitz or their properties unless proof of such Claim is filed with the Clerk of the Bankruptcy Court and served upon counsel to Reorganized Levitz no later than thirty days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

E.    RETIREE BENEFIT PROGRAMS AND PENSION PLAN

      Levitz's obligations to pay all "retiree benefits" as defined in Bankruptcy Code section 1114(a), if any, shall continue. Levitz intends to continue to maintain the Pension Plan after its reorganization and to meet timely its obligations with respect thereto.


                                 ARTICLE X
                            CONDITIONS PRECEDENT

A.    CONDITIONS TO THE CONFIRMATION DATE

      The following are conditions precedent to confirmation of the Plan:

      1. The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to Levitz, RAM, Cerberus, Ableco and the Creditors' Committee.

      2. The Confirmation Order shall be in form and substance reasonably acceptable to Levitz, RAM, Cerberus and the Creditors' Committee.

B.    CONDITIONS TO THE EFFECTIVE DATE

      The following are conditions precedent to the occurrence of the Effective Date:

      1. The Confirmation Date shall have occurred. The Confirmation Order shall have become a Final Order and shall not have been materially amended or modified.

      2.    The Confirmation Order shall provide, among other things, that:

            a. The provisions of the Confirmation Order are nonseverable and mutually dependent;

            b. All executory contracts or unexpired leases assumed by Levitz during the Chapter 11 Cases shall remain in full force and effect for the benefit of Reorganized Levitz notwithstanding any provisions in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibit such assignment or transfer or that enable, permit or require termination of such contract or lease; and

            c. Except as expressly provided in the Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and their liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement that the Debtors have either assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

      3. LHFI and its affiliated companies shall have entered into the Senior Facility acceptable to RAM and Ableco, and the Debtors financing under that agreement shall be effective.

      4. The estimated amount of distributions to be made to holders of Allowed Class 4 Small Unsecured Claims shall be feasible in light of the Cash Levitz expects to have on the Effective Date;

      5. LHFI and/or its subsidiaries shall have entered into a revised private credit card arrangement on terms and conditions that are reasonably acceptable to the Creditors Committee, RAM and Ableco;

      6. LHFI shall have entered into the Junior Secured Debt Facility with Ableco and RAM, and delivered to (i) Ableco Parent (or its designee) approximately 4.7% of the issued LHFI Stock as a facility fee and (ii) Ableco Parent (or its designee) and RAM warrants to purchase approximately 4.7% of the LHFI Stock, on a pro rata basis, in respect of their participations in the Junior Secured Debt Facility;

      7. LHFI or Levitz shall have raised sufficient cash investments from New Investors on terms and conditions reasonably acceptable to RAM, Cerberus and the Creditors' Committee as contemplated in the Projections that are attached as Exhibit E to the Disclosure Statement;

      8. One hundred percent of the common stock of Seaman shall have been transferred to LHFI on a non-recourse basis, pursuant to documentation containing terms and conditions reasonably acceptable to Seaman, RAM and the Debtors.

      9. Any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

      10. In consideration for the transfer of Seaman stock to LHFI, LHFI shall have reimbursed RAM for out of pocket expenses (including legal fees) incurred in connection with the Chapter 11 case, including in connection with the action commenced by two stockholders of Seaman in the Chancery Court for the State of Delaware to enjoin, inter alia, a transaction including Seaman and Levitz and related matters; and

      11. All required board of director approvals and/or agreements between Levitz or Reorganized Levitz and Seaman shall have occurred.

C.    WAIVER OF CONDITIONS TO THE EFFECTIVE DATE

      The Debtors, in their sole discretion, may waive the conditions set forth in Article X.B of the Plan, except condition number 8 to the Effective Date, without any notice to parties-in-interest or the Bankruptcy Court or without a hearing, except that the Debtors shall consult with the Creditors' Committee, RAM, Cerberus and Ableco prior to any such waiver. The failure to satisfy any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.


                                 ARTICLE XI
           PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

A.    OBJECTION DEADLINE

      As soon as practicable, but on or before 120 days after the Confirmation Date (or such other later date as the Bankruptcy Court may fix from time to time), Levitz shall file objections to Claims with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit Levitz's right to object to Claims, if any, filed or amended more than 100 days after the Confirmation Date.

B.    NO DISTRIBUTIONS PENDING ALLOWANCE

      Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order.

C.    DISTRIBUTION RESERVES

      1.    ADMINISTRATIVE CLAIMS DISTRIBUTION RESERVE

      On the Effective Date, or as soon thereafter as practicable, Reorganized Levitz will establish and fund with cash the Administrative Claims Reserve for the benefit of the holders of Disputed Administrative Claims, Disputed Other Priority Claims and Disputed Priority Tax Claims. The initial amount of the Administrative Claims Reserve will equal the sum of the Face Amounts of all Disputed Administrative Claims, Disputed Priority Claims and Disputed Priority Tax Claims.

      2.    UNSECURED CLAIMS DISTRIBUTION RESERVE

            (a) RESERVED AMOUNTS AND ESTIMATIONS. On the request of Levitz or Reorganized Levitz, the Bankruptcy Court may estimate for the purpose of distribution the amount of Disputed Distribution Reserve Claims not otherwise treated in the Plan. The Bankruptcy Court's estimation of a Disputed Distribution Reserve Claim is the maximum amount for which such Disputed Claim may ultimately be allowed, if allowed in whole or in part. Based on such estimations, the Disbursing Agent shall reserve sufficient shares of LHFI Stock and/or Cash in the Unsecured Claims Distribution Reserve for such Claims in view of the distributions on the Initial Distribution Date to Creditors holding Allowed Class 5 General Unsecured Claims or Allowed Class 4 Small Unsecured Claims, as appropriate. If Levitz or Reorganized Levitz elect not to request such an estimation with respect to a Disputed Distribution Reserve Claim, the Disbursing Agent shall reserve LHFI Stock and/or Cash in the Unsecured Claims Distribution Reserve based on the Face Amount of such Disputed Claim.

      The Disbursing Agent also will place in the Unsecured Claims Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the LHFI Stock reserved under this Article to the extent that such property continues to be reserved at the time such distributions are made or such obligations arise.

            (b) INITIAL DISTRIBUTIONS. On the Initial Distribution Date, the Disbursing Agent shall distribute shares of LHFI Stock and/or Cash from the Unsecured Claims Distribution Reserve to each Creditor holding an Allowed Class 5 General Unsecured Claim or Allowed Class 4 Small Unsecured Claim, as applicable, in accordance with Article III of the Plan.

            (c) DISTRIBUTIONS AFTER ALLOWANCE. On the Distribution Date following the date on which all or part of a Disputed Distribution Reserve Claim ultimately becomes an Allowed Claim pursuant to a Final Order of the Bankruptcy Court, the Disbursing Agent shall distribute from the Unsecured Claims Distribution Reserve to the Creditor holding such Allowed Claim the shares of LHFI Stock and/or Cash that the Creditor would have received on the Initial Distribution Date for such an Allowed Claim.

            (d) FINAL DISTRIBUTION. After the Bankruptcy Court has by Final Order adjudicated or resolved all Disputed Distribution Reserve Claims, the Disbursing Agent shall distribute any unallocated shares of LHFI Stock remaining in the Unsecured Claims Distribution Reserve to Creditors holding Allowed Class 5 General Unsecured Claims in accordance with Article III of the Plan. The Final Distribution of LHFI Stock, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, such LHFI Stock since the Effective Date will be made by the Disbursing Agent as promptly as possible. Any remaining undistributed Cash shall be returned to LHFI.

      3.    MISCELLANEOUS

            (a) No Creditor holding a Disputed Claim will have any claim against any property reserved in the Unsecured Claims Distribution Reserve on account of such Claim until such Disputed Claim becomes an Allowed Claim. In no event will any holder of any Disputed Claim be entitled to receive from the Unsecured Claims Distribution Reserve any distribution that is greater than the amount of property reserved on account of such Claim pursuant to this Article, plus any dividends, payments, or interest accrued thereon since the Effective Date. In no event will Reorganized Levitz have any responsibility or liability for the Unsecured Claims Distribution Reserve or any property reserved thereunder or distributed therefrom.

            (b) Neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the LHFI Stock held in the Unsecured Claims Distribution Reserve. In the event that any matter requires approval by the shareholders of Reorganized Levitz prior to the distribution of all shares of LHFI Stock from the Unsecured Claims Distribution Reserve, the shares of LHFI Stock held by the Disbursing Agent in the Unsecured Claims Distribution Reserve shall be deemed for voting purposes only not to have been issued.


                                ARTICLE XII
                        MODIFICATIONS AND AMENDMENTS

      After consultation with the Creditors' Committee, RAM and Cerberus, Levitz may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time before the Confirmation Date. After the Confirmation Date and before substantial consummation of the Plan as defined in Bankruptcy Code section 1101(2), Levitz may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not adversely affect the treatment of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.


                                ARTICLE XIII
                         RETENTION OF JURISDICTION

      On and after the Confirmation Date, the Bankruptcy Court shall retain exclusive jurisdiction over the Chapter 11 Cases for the following purposes:

            a. to hear and determine any and all pending or future proceedings for the estimation, liquidation, allowance, or compromise and settlement of Claims relating to events or transactions occurring on or before the Effective Date, including matters concerning state, local and Federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

            b. to consider and act on the compromise and settlement of all claims or causes of action asserted by or against Levitz or Reorganized Levitz on behalf of any Estate;

            c. to hear and determine all pending or future controversies, suits, and disputes that may arise under the Plan including, without limitation, disputes and controversies arising in connection with the interpretation of the Plan, including any and all schedules, documents, or exhibits hereto, or any documents intended to implement the provisions of the Plan;

            d. to hear and determine any and all applications for the allowance of Professional Fees and expenses of the members of the Creditors' Committee;

            e. to hear and determine any and all applications for rejection, assumption, or assumption and assignment of executory contracts and unexpired leases to which one or more of the Debtors is a party or with respect to which they may be liable, and to hear and determine, if necessary, or to estimate or liquidate, any and all Claims arising therefore or from assumption or rejection of executory contracts or unexpired leases pursuant to the Plan or otherwise;

            f. to consider any modifications of the Plan;

            g. to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, including any Exhibit thereto, or in any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan and to implement and effectuate the Plan;

            h. to determine such other matters as may be provided for in the Confirmation Order or other orders of the Bankruptcy Court as may be authorized under the provisions of the Bankruptcy Code or any other applicable law;

            i. to enforce all orders, judgments, injunctions, and rulings entered in connection with the Chapter 11 Cases;

            j. to issue such orders as may be necessary or appropriate in aid of confirmation and to facilitate consummation of the Plan;

            k. to hear and determine any and all applications, adversary proceedings, and contested and litigated matters instituted by Levitz and pending on the Effective Date or thereafter instituted by Reorganized Levitz or on its behalf prior to entry of a Final Order closing the Chapter 11 Cases, including, without limitation, estimation of Claims and any claims by or on behalf of Reorganized Levitz arising under the Bankruptcy Code to avoid any preferences, fraudulent transfers, or other avoidable transfers; and

            l. to enter an order closing the Chapter 11 Cases.


                                ARTICLE XIV
                        COMPROMISES AND SETTLEMENTS

      Pursuant to Bankruptcy Rule 9019(a), Levitz may compromise and settle Claims as well as claims and causes of action Levitz may possess against other Persons. Levitz expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims as well as claims and causes of action that Levitz may have against other Persons. After the Effective Date, such right shall pass to Reorganized Levitz under the Plan, which may settle all claims up to $500,000 without Court approval.


                                 ARTICLE XV
                          MISCELLANEOUS PROVISIONS

A.    SETOFFS

      Reorganized Levitz may in its discretion effect a setoff against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim with claims of any nature whatsoever that Levitz or Reorganized Levitz may have against such Creditor; but neither the decision not to effect a setoff nor the allowance of any Claim shall constitute a waiver or release by any of Levitz or Reorganized Levitz of any claim against such Creditor.

B.    WITHHOLDING AND REPORTING REQUIREMENTS

      In connection with the Plan, all distributions thereunder and all instruments issued in connection therewith, Reorganized Levitz shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority. All distributions under the Plan shall be subject to any such withholding and reporting requirements.

C.    ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

      To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for Federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

D.    INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION

      At the Confirmation Hearing, the Debtor may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining
(i) any "50-percent shareholder" of the Debtor within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Interest for any taxable year of such shareholder ending prior to the Effective Date and thereby causing an ownership change under section 382(g)(4)(D) of the Internal Revenue Code.

E.    DISCHARGE OF LEVITZ

      All property distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties. Except as otherwise provided herein or in the Confirmation Order, upon the Confirmation Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all debts. The Confirmation Order shall be a judicial determination of discharge of all the Debtors' liabilities, subject to the occurrence of the Effective Date. Nothwithstanding the foregoing provision or any other provision of the Plan, the Debtors' obligations under ERISA shall not be affected by confirmation or consummation of the Plan, unless the Levitz Furniture Corporation Employees Retirement Plan has been terminated prior to confirmation of the Plan.

F.    EXCULPATION AND LIMITATION OF LIABILITY

      Neither Levitz, Reorganized Levitz, LHFI, the Creditors' Committee, RAM, Cerberus nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, agents, or other representatives shall have or incur any liability to any Creditor, Interest Holder or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      Notwithstanding any other provision of this Plan, all Creditors, Interest Holders, other parties in interest, and any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and any successors or assigns of the foregoing or any professionals retained by them, shall have no right of action against Levitz, Reorganized Levitz, the Creditors' Committee, RAM, Cerberus or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and each such Person is expressly enjoined from asserting or commencing any such action.

      On the Effective Date, each of the Debtors and Reorganized Levitz shall be deemed to have settled, released and waived any and all claims, suits and/or causes of action of any nature whatsoever that any of the Debtors or Reorganized Levitz holds or might hold or assert against any officer, director, agent, employee, advisor, accountant or attorney of any Debtor serving in such capacity immediately prior to the Effective Date.

G.    BINDING EFFECT

      The Plan shall be binding upon and inure to the benefit of Reorganized Levitz and the Creditors and their respective successors and assigns.

H.    REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

      1.    Right To Revoke Or Withdraw

      Levitz reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date.

      2.    Effect Of Withdrawal, Revocation, Or Non-Consummation

      If Levitz revokes or withdraws the Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims or any claims by any Debtor against any Person, to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor, or to constitute an admission of any sort by any Debtor or any other Person.

I.    NOTICES

      Any notice required or permitted to be provided to Levitz or Reorganized Levitz under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

            Levitz Furniture Incorporated
            7887 North Federal Highway
            Boca Raton, Florida  33487
            Att'n:  Edward P. Zimmer, Esq.

                      -and-

            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Times Square
            New York, New York  10036
            Att'n:  Sally McDonald Henry, Esq.

J.    PREPAYMENT

      Unless the Plan or the Confirmation Order otherwise provides, Reorganized Levitz shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time.

K.    TERM OF INJUNCTIONS OR STAYS

      Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date. To the extent any injunction or stay is provided under the Plan or Confirmation Order, it shall remain in effect following the Effective Date.

L.    SHAREHOLDER INFORMATION

      LHFI will provide shareholders with unaudited quarterly financial statements following the completion of each fiscal quarter, and audited financial statements following each fiscal year end. These statements will be accompanied by management comments regarding trends of operations, liquidity and use of capital.

M.    GOVERNING LAW

      Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, as well as all corporate governance matters.

Dated:  Wilmington, Delaware
        October 30, 2000


                                       LEVITZ FURNITURE INCORPORATED, et al.
                                       Debtors-in-Possession


                                       By: /s/ Michael E. McCreery
                                          ----------------------------------
                                          Michael E. McCreery
                                          Senior Vice President and Chief
                                          Financial Officer



SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Levitz Furniture
  Incorporated, et al.
Debtors and Debtors-in-Possession

Sally McDonald Henry
Four Times Square
New York, New York  10036
(212) 735-3000

       - and -

/s/ Eric M. Davis
---------------------------------------
Gregg M. Galardi (I.D. No. 2991)
Eric M. Davis (I.D. No. 3621)
One Rodney Square
Wilmington, Delaware  19899-0636
(302) 651-3000